Exhibit 99.1

CORPORATE INVESTOR RELATIONS	CONTACT:	Monica J. Burke
5333 15th Ave. South, Seattle, WA 98108		Chief Financial Officer
(206) 762-0993		(415) 331-5281
www.stockvalues.com

NEWS RELEASE

WILLIS LEASE FINANCE REPORTS YEAR-TO-DATE PROFITS OF $2.4 MILLION

SAUSALITO, CA – November 9, 2004—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported it earned $2.4 million, or $0.26 per diluted share during the first nine months of 2004, compared to $2.7 million, or $0.31 per diluted share, for the same period last year.  In the quarter ended September 30, 2004, the company generated net income of $508,000, or $0.05 per diluted share, compared to $745,000, or $0.08 per diluted share, in the third quarter of 2003.

Current Market

“As the global aviation industry continues its process of recovery from the severe downturn of the past few years, participants are responding to the changes in the marketplace:  The rise of the low cost carriers, the plight of the legacy carriers, the expectation of more airline bankruptcies, and the price of oil at over $50 a barrel—just to name a few,” said Charles F. Willis, President and CEO.  “I think those of us in the leasing business are doing a pretty good job of adjusting to what is happening to our customers,” he added.  “We have a healthy level of demand for our equipment, but we also recognize that the process of change is an uneven one and there are challenges ahead for us all.  We do benefit, however, from the mobility of our product, which allows easy redeployment from one customer to another, and from one part of the world to another going where the opportunities are.  If you have the right equipment, the demand is there.”

As part of the company’s strategy to “have the right equipment”, the company has committed to purchase five new jet engines over the next 14 months in two separate transactions valued at a total of approximately $37 million.  The engines to be purchased include four new CFM56-7B engines, which provide power for Boeing 737-NG (next generation) aircraft, and one new CFM56-5B engine, used on Airbus A320 aircraft.  These aircraft represent the two most popular aircraft models in production today.  “We have already taken possession of the first two engines and anticipate completing the acquisition of the third engine near the end of the fourth quarter,” Willis commented.

Results from Operations

“Strong demand for leased engines from maintenance, repair and overhaul (MRO) shops continues to be an excellent source of business for us, however, the flood of activity at many MRO’s, combined with shortages of certain parts, stretched repair turnaround times for some of our engines undergoing repairs,” said Donald A. Nunemaker, Chief Operating Officer.  “As a result, our efforts to boost utilization and lease revenue were hampered during the quarter.  The portfolio utilization rate at September 30, 2004, was 89.2% down slightly from 89.5% at June 30, 2004, and 89.4% at September 30, 2003.  One of the new CFM56-7B engines was purchased on the last day of the just ended quarter and was off-lease on that date, adversely affecting the utilization rate.  If that engine is excluded from the calculation, the utilization rate at the end of the third quarter of 2004 would have increased to 90.5%.”

Total revenue in the third quarter was up 4% to $14.7 million compared to $14.2 million in the third quarter of 2003.  Year-to-date, total revenue was up 2% to $44.8 million compared to $43.8 million in the first nine months a year ago.  Lease revenue in the third quarter was flat at $14.0 million compared to the third quarter of 2003.  In the first nine months of 2004, lease revenue increased 1% to $43.1 million from $42.6 million in the first nine months of 2003.  The year-to-date comparison was affected by $670,000 of security deposits added to lease revenue in the second quarter of 2003 from a customer that went out of business in 2001.  Excluding the effect of this $670,000 addition, year-to-date lease revenue was up 3% over the comparable period in 2003.  Sales of equipment generated a net gain of $507,000 in the third quarter and $1.2 million in the first nine months of 2004, compared to a loss of $14,000 and a gain of $1.0 million in the respective periods of 2003.  Other income totaled $207,000 in the third quarter and $536,000 in the first nine months of 2004.  This revenue was generated primarily from a new service introduced in the third quarter of last year, which produces fees for placing third-party engines on lease.

Third quarter 2004 total expenses increased 7% to $14.0 million from $13.1 million in the third quarter a year ago.  In the first nine months of this year, total expenses increased 4% to $41.5 million from $39.8 million in the first nine months of 2003.  Depreciation, the largest single expense, increased 8% in both the third quarter and in the first nine months of 2004 compared to the same periods last year.  “At the end of 2003 and during 2004, we implemented changes in estimates of useful lives and residual values on certain older engine types, which increased the depreciation on those engines,” noted Monica J. Burke, Chief Financial Officer.  Write-downs of equipment in the first nine months of 2004 totaled $577,000 compared to $645,000 in the same period last year.  G&A expense increased 5% in the third quarter to $3.7 million from $3.5 million in the year ago quarter.  Year-to-date, G&A expense rose 4% to $10.8 million from $10.4 million in the first nine months of 2003.  Net interest and finance costs rose 6% in the third quarter to $4.5 million and 1% in the first nine months to $12.9 million compared to $4.2 million and $12.8 million in the respective periods of the previous year.

Balance Sheet

At September 30, 2004, the company had 114 commercial jet engines, 4 aircraft parts packages and 5 aircraft in its lease portfolio with a net book value of $496.9 million compared to 115 commercial jet engines, 2 aircraft parts packages and 5 aircraft in its lease portfolio with a net book value of $491.4 million at September 30, 2003.

Assets totaled $570.5 million at September 30, 2004, compared to $542.6 million a year ago.  Shareholders’ equity increased 6% to $114.3 million, or $12.74 per common share, compared to $108.0 million or $12.21 per common share at September 30, 2003.

During the third quarter, the company expanded one of its primary revolving credit facilities by $12.5 million, bringing the total facility to $138.5 million.  The company had approximately $33.5 million of availability under its credit facilities at September 30, 2004 compared to approximately $24.5 million a year ago.  The company’s funded debt to equity ratio was 3.1 to 1 at September 30, 2004, compared to 3.3 to 1 at the end of the third quarter last year.  Restricted and unrestricted cash and cash equivalents was $49.9 million at September 30, 2004, compared to $39.0 million at September 30, 2003.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and providing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital to the Company and to its customers; the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting and tax standards; the market value of engines; and other risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	%	September 30,	September 30,
	2004	2003	Change	2004	2003
REVENUE
Lease revenue	$13,970	$13,951	0.1%	$43,094	$42,554
Gain (loss) on sale of leased equipment	507	(14)	n/a	1,197	1,037
Other income	207	248	(16.5)%	536	248
Total revenue	14,684	14,185	3.5%	44,827	43,839

EXPENSES
Depreciation expense	5,802	5,370	8.0%	17,127	15,936
Write-down of equipment	—	—	n/a	577	645
General and administrative	3,694	3,515	5.1%	10,819	10,448
Net interest and finance costs	4,469	4,212	6.1%	12,929	12,811
Total expenses	13,965	13,097	6.6%	41,452	39,840

Income before income taxes	719	1,088	(33.9)%	3,375	3,999

Income tax expense	(211)	(343)	(38.5)%	(983)	(1,260)
Net income	$508	$745	(31.8)%	$2,392	$2,739

Basic earnings per common share	$0.06	$0.08		$0.27	$0.31

Diluted earnings per common share	$0.05	$0.08		$0.26	$0.31

Average common shares outstanding	8,959	8,841		8,908	8,838
Diluted average common shares outstanding	9,297	8,889		9,261	8,876

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	Sept. 30,	Dec. 31,	Sept. 30,
	2004	2003	2003
ASSETS
Cash and cash equivalents including restricted cash of $42,635, $33,784 and $29,316 at Sept. 30, 2004, Dec. 31, 2003 and Sept. 30, 2003, respectively	$49,931	$42,986	$38,965
Equipment held for operating lease, less accumulated depreciation	495,131	499,454	485,182
Net investment in direct finance lease	1,807	5,551	6,229
Operating lease related receivable, net of allowances	2,193	2,095	2,923
Notes receivable	2,733	—	—
Investments	1,480	1,480	1,480
Assets under derivative instruments	770	7	—
Property, equipment & furnishings, less accumulated depreciation	6,845	877	886
Other assets	9,580	7,572	6,901
Total assets	$570,470	$560,022	$542,566

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$6,582	$5,753	$4,612
Liabilities under derivative instruments	—	696	1,479
Deferred income taxes	26,867	25,283	24,613
Notes payable	357,324	362,395	353,214
Maintenance reserves	57,774	46,408	42,963
Security deposits	2,330	2,314	2,424
Unearned lease revenue	5,340	7,111	5,276
Total liabilities	456,217	449,960	434,581

Shareholders’ equity:
Preferred stock (none outstanding)	—	—	—
Common stock ($0.01 par value)	90	88	88
Paid-in capital in excess of par	62,315	61,710	61,686
Accumulated other comprehensive gain/(loss), net of tax	532	(660)	(1,275)
Retained earnings	51,316	48,924	47,486
Total shareholders’ equity	114,253	110,062	107,985

Total liabilities and shareholders’ equity	$570,470	$560,022	$542,566

Note:  Transmitted on BusinessWire on November 9, 2004 at 12:14 p.m. PST.